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                                                                  EXHIBIT 10 (a)



  SECOND AMENDMENT TO THE AMENDED AND RESTATED 1999 INCENTIVE COMPENSATION PLAN


         Effective October 16, 2002, Article 2.1 of the Amended and Restated 1999 Incentive Compensation Plan is hereby amended by deleting the definition of "Base Salary" in its entirety and replacing it with the following:

         "BASE SALARY" shall mean the annual cash salary payable to an Officer, excluding bonuses, incentive compensation, stock options, employer contributions to pension and benefit plans, and other forms of irregular payments; and for purposes of calculating a potential Award for non-Covered Officers pursuant to Section 5.2, shall be subject to adjustment by the Committee in its discretion to account for changes to a non-Covered Officer's Base Salary during the applicable year.